As filed with the Securities and Exchange Commission on  June 2, 2011    Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SANDY SPRING BANCORP, INC.
(exact name of registrant as specified in its certificate of incorporation)

MARYLAND	52-1532952
(state or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

17801 Georgia Avenue
Olney, Maryland 20832
(301)774-6400
(Address, including zip code, and telephone
number, including area code, of registrant's principal executive offices)

SANDY SPRING BANCORP, INC.
2011 EMPLOYEE STOCK PURCHASE PLAN
               (Full Title of the Plan)

Ronald E. Kuykendall, Esq.	Copies to:
Executive Vice President,	Aaron M. Kaslow, Esq.
General Counsel and Secretary	Suzanne A. Walker, Esq.
Sandy Spring Bancorp, Inc.	Kilpatrick Townsend & Stockton LLP
17801 Georgia Avenue	607 14th Street, N.W.
Olney, Maryland 20832	Washington, DC 20005
(301)774-6400	(202) 508-5800
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One):

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $1.00 Par Value	300,000 Shares	$18.83	$5,649,000	$656

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Sandy Spring Bancorp, Inc. 2011 Employee Stock Purchase Plan  (the “2011 ESPP”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant pursuant to 17 C.F.R. § 230.416(a).

(2)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the high and low sales price per share of the common stock as reported on the Nasdaq Global Select Market on May 31, 2011.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act"), and 17 C.F.R. §230.462.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information and Registrant Information

The documents containing the information for the Plan specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.  Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed or to be filed by Sandy Spring Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference or furnished herewith in this Registration Statement, as stated below:

(a)           The Registrant’s Annual Form 10-K which includes the consolidated statements of condition of the Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income/(loss), changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010.  The Form 10-K was filed with the SEC on  March 16, 2011 (SEC File No. 0-19065).

(b)           The Registrant’s Quarterly Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 11, 2011 (SEC File No. 000-52477).

(c)           The Registrant’s Current Reports on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on March 31, 2011, April 21, 2011, and May 6, 2011 (SEC File No. 000-52477), are incorporated by reference.

(d)           All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated herein by reference and made a part hereof from the date of filing such documents (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Article XV of the Corporation’s Articles of Incorporation provides:

Subject to applicable provisions of federal law, the Corporation shall indemnify to the fullest extent permissible under the Maryland General Corporation Law any individual who is or was a director, officer, employee, or agent of the Corporation, and any individual who serves or served at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his service in such capacity.  An individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.  In the event any litigation is brought against a director of the Corporation, authorization is hereby made to advance all expenses needed by the director to defend the lawsuit.  There shall be no obligation to repay the expenses forwarded, unless it shall be determined ultimately by the Corporation, in accordance with the provisions of this Article XV and the Maryland General Corporation Law, that the director shall not be entitled to indemnification.

The rights of indemnification provided for in this Article XV shall not be exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.  Rights of indemnification under this Article XV shall continue as to a person who has ceased to serve in one of the capacities listed in the immediately preceding paragraph and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 7.  Exemption from Registration Claimed

None.

Item 8.   List of Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

Exhibit No.	Description	Incorporated By Reference to:
4(a)	Articles of Incorporation of Sandy Spring Bancorp, Inc., as amended	Exhibit 3.1 to Form 10-Q for the quarter ended June 30, 1996, SEC File No. 0-19065.

4(b)	Bylaws of Sandy Spring Bancorp, Inc., as amended	Exhibit 3.2 to Form 8-K dated May 13, 1992, SEC File No. 0-19065.

5	Opinion of Kilpatrick Townsend & Stockton LLP, Washington, DC, as to the legality of the Common Stock registered hereby.	Filed herewith.

23.1	Consent of Kilpatrick Townsend & Stockton LLP.	Contained in the opinion included as Exhibit 5

23.2	Consent of Grant Thornton LLP.	Filed herewith.

99.1	Sandy Spring Bancorp, Inc. 2011 Employee Stock Purchase Plan.	Appendix A of the Registrant’s Article XV. Definitive Proxy Statement filed with SEC on March 28, 2011. SEC File No. 0-19065.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Sandy Spring Bancorp, Inc. hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olney,  State of Maryland, on June 1, 2011.

SANDY SPRING BANCORP, INC.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel J. Scrider	President, Chief Executive Officer	June 1, 2011
Daniel J. Schrider	and Director
(Principal Executive Officer)

/s/ Philip J. Mantua	Executive Vice President and	June 1, 2011
Philip J. Mantua	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Robert L. Orndorff, Jr.	Director, Chairman of the Board	June 1, 2011
Robert L. Orndorff, Jr.

Director
Mark E. Friis

/s/ Susan D. Goff	Director	June 1, 2011
Susan D. Goff

/s/ Solomon Graham	Director	June 1, 2011
Solomon Graham

/s/ Pamela A. Little	Director	June 1, 2011
Pamela A. Little

/s/ David E. Rippeon	Director	June 1, 2011
David E. Rippeon

/s/ Craig A. Ruppert	Director	June 1, 2011
Craig A. Ruppert

/s/ Dennis A. Starliper	Director	June 1, 2011
Dennis A. Starliper

EXHIBIT INDEX

Exhibit No.	Description	Incorporated By Reference to:
4(a)	Articles of Incorporation of Sandy Spring Bancorp, Inc., as amended	Exhibit 3.1 to Form 10-Q for the quarter ended June 30, 1996, SEC File No. 0-19065.

4(b)	Bylaws of Sandy Spring Bancorp, Inc., as amended	Exhibit 3.2 to Form 8-K dated May 13, 1992, SEC File No. 0-19065.

5	Opinion of Kilpatrick Townsend & Stockton LLP, Washington, DC, as to the legality of the Common Stock registered hereby.	Filed herewith.

23.1	Consent of Kilpatrick Townsend & Stockton LLP.	Contained in the opinion included as Exhibit 5

23.2	Consent of Grant Thornton LLP.	Filed herewith.

99.1	Sandy Spring Bancorp, Inc. 2011 Employee Stock Purchase Plan.	Appendix A of the Registrant’s Article XV. Definitive Proxy Statement filed with SEC on March 28, 2011. SEC File No. 0-19065.